Exhibit 99.1

francesca’s® Provides Update on COVID-19 Response and Reports Select Preliminary First Quarter Fiscal Year 2020 Financial Results

•	Reopened 593 boutiques as of June 12, 2020
•	First quarter 2020 net sales decreased 50% to $43.8 million
•	Delays filing of Quarterly Report on Form 10-Q

HOUSTON, TEXAS — June 18, 2020 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today provides an update on its COVID-19 response and reports select preliminary financial results for the first quarter ended May 2, 2020. These preliminary results do not include the impact of non-cash impairment charges of long-lived assets, including the related income tax effect, which are expected to have a material impact on the Company’s reported results.

Mr. Andrew Clarke, President and CEO, stated, “While we continue to navigate through this difficult period, we are highly encouraged to see bright spots in our business driven by the new strategies that we have been testing and scaling. We are very pleased with the continued strong momentum in our ecommerce business and heartened by the sales results in the boutiques we have reopened. Since the outbreak of COVID-19, we have taken measures to improve liquidity by driving sales and monetizing existing inventory, aggressively reducing costs, and managing cash flows, which, together with deferring rent and vendor payments, enabled us to increase our cash position to approximately $21.0 million as of June 12, 2020. I want to thank the entire team for their tremendous commitment and hard work towards these efforts.

Looking ahead, we are optimistic about our future as we execute our differentiated business model. Our boutiques provide a broad end-use assortment that is curated and merchandised for outfitting while at the same time offer a treasure hunt experience to our customers. As we begin crafting the future for francesca’s, there is also a focus on enhancing our omni channel capabilities, specifically through re-platforming our e-commerce site to support greater scale. As we combine our customer centric approach with omni channel capabilities we see tremendous opportunity to gain market share and get us back on track to deliver profitable growth.”

COVID-19 UPDATE

The COVID-19 pandemic resulted in the temporary closure of all of the Company’s 703 boutiques beginning on March 25, 2020. On April 30, 2020, the Company began to reopen its boutiques in locations where local shutdown orders have been lifted. As of June 12, 2020, a total of 593 boutiques have reopened although the majority of them are operating at reduced capacity and hours in accordance with local regulations. In conjunction with such boutique reopenings, more than half of all furloughed corporate and boutique employees have been recalled. The Company plans to continue to reopen boutiques and recall furloughed employees as local mandates are lifted. All boutiques will strictly adhere to then current Center for Disease Control and Prevention recommendations and local regulations to protect the health and safety of its sales associates and customers. Additionally, as of June 12, 2020, there continues to be an overall disruption in the Company’s supply chain and operations and the Company’s ecommerce and distribution facility remain to be operating at reduced capacity. As a result of the COVID-19 pandemic, the Company’s revenues, results of operations and cash flows continue to be materially adversely impacted which continues to raise substantial doubt about its ability to continue as a going concern. Management continues to take aggressive and prudent actions to reduce expenses to preserve cash on hand.

As a result of the COVID-19 pandemic and as previously disclosed, the Company is delaying the filing of its Quarterly Report on Form 10-Q (“Form 10-Q”) for the thirteen weeks ended May 2, 2020 as it needs more time to finalize its asset impairment assessments, including the related income tax effect. The Company expects to file its Form 10-Q within 45 days from June 16, 2020.

CASH POSITION SUMMARY

As the Company’s boutiques began to reopen, its cash position increased to approximately $21.0 million as of June 12, 2020 from $14.3 million as of May 2, 2020. This increase was primarily due to the Company’s efforts to drive sales and monetize existing inventory, aggressively reducing costs and managing cash flows, including deferring payments for rent, inventory and other accounts payable, subject to discussions with landlords and vendors. Additionally, the Company also expects to receive an income tax refund of $10.7 million related to certain provisions under the Corona Aid, Relief and Economic Security Act during the second quarter of fiscal year 2020. This refund is required to be used to repay the approximately $5.0 million in outstanding borrowings under the ABL Credit Agreement as of May 2, 2020 along with any other then outstanding borrowings under the ABL Credit Agreement in accordance with the letter agreement entered into between the Company and the ABL Credit Agreement lenders. As of June 12, 2020, the Company had no borrowing base availability under its ABL Credit Agreement.

SELECT PRELIMINARY FIRST QUARTER 2020 FINANCIALS

	For or As of the Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
	(in thousands, except percentages)
Income Statement
Net sales	$43,753	$87,125
Gross (loss) profit	(2,871)	30,327
Gross margin	(6.6)%	34.8%
Selling, general and administrative expenses	24,951	39,994
Adjusted selling, general and administrative expenses	24,951 (1)	37,999 (2)

Balance Sheet
Cash and cash equivalents	$14,324	$17,462
Inventory	34,768	32,201
Current portion of long-term debt	15,000 (3)	-
Long-term debt	$- (3)	$10,000

Cash Flow
Net cash used in operating activities	$(8,034)	$(25)
Net cash used in investing activities	(481)	(2,616)
Net cash provided by financing activities	$5,000	$-

(1)	There were no non-GAAP adjustments for SG&A for the thirteen weeks ended May 2, 2020.
(2)	Please see the reconciliation of adjusted SG&A and adjusted loss from operations, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.
(3)	Although the maturity of the Company’s credit facilities are beyond 12 months from the balance sheet, the Company classified the outstanding amount as current liability due to uncertainties concerning the Company’s future liquidity and on-going covenant compliance as a result of the impact of the COVID-19 pandemic on the Company’s business.

SELECT PRELIMINARY FIRST QUARTER RESULTS

Net sales decreased 50% to $43.8 million from $87.1 million in the comparable prior year quarter primarily due to the mandated boutique closures beginning on March 25, 2020 and continuing through the end of the first quarter related to the COVID-19 pandemic. This decrease was partially offset by strong performance in ecommerce as all of the Company’s efforts subsequent to March 25, 2020 were focused on driving ecommerce sales during the temporary boutique closure period. The Company permanently closed eight boutiques during the first quarter, bringing the total boutique count to 703 at the end of the quarter.

Gross loss, as a percent of sales, was (6.6)% as compared to gross profit, as a percentage of sales, of 34.8% in the prior year quarter. This unfavorable variance was primarily due to lower deleverage in occupancy costs as a result of lower sales. Occupancy costs include the full lease expense for all boutiques for the month of April 2020. Additionally, merchandise margin decreased due to aggressive markdowns and promotions as well as increased higher inventory reserves due to the COVID-19 pandemic.

Selling, general and administrative (SG&A) expenses decreased $15.0 million or 38% to $25.0 million from $40.0 million in the prior year quarter. Adjusted SG&A in the first quarter of fiscal 2019 was $38.0 million and excludes $1.2 million of consulting expenses associated with the Company’s review of strategic and financial alternatives and turnaround strategy, $1.1 million in severance benefits and other payroll costs also associated with the turnaround plan, and $0.3 million of stock-based compensation reversal associated with the departure of certain employees. There were no non-GAAP adjustments to SG&A in the first quarter of fiscal 2020.

The $13.0 million decrease in adjusted SG&A versus the comparable prior year period was primarily due to a $10.7 million decrease in boutique and corporate payroll costs as a result of the temporary furlough of substantially all of the Company’s employees, a $0.9 million decrease in boutique and corporate bonus expenses and $0.6 million decrease in professional fees.

SELECT BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the first quarter were $14.3 million compared to $17.5 million at the end of the comparable prior year period. As of May 2, 2020, the Company had a $15.0 million of combined outstanding borrowings and a combined borrowing base availability of $3.1 million under its Amended ABL Credit Facility and Term Loan Credit Agreement.

The Company ended the quarter with $34.8 million of inventory on hand compared to $32.2 million at the end of the comparable prior year period. Average inventory per boutique increased 11% at May 2, 2020 compared to May 4, 2019 due to the mandated boutique closures as a result of the COVID-19 pandemic.

PRELIMINARY RESULTS

The Company’s announced select preliminary results for its fiscal first quarter ended May 2, 2020 are preliminary and subject to change. The Company and its external auditors have not completed their normal quarterly closing and related review procedures, including recording non-cash impairment charges for long-lived assets and the related income tax effect, for the quarter ended May 2, 2020. There can be no assurance that final results for the quarter will not differ from the select preliminary results, including as a result of quarter-end closing procedures or review adjustments. In addition, these select preliminary results should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP that have been reviewed by the Company’s external auditors.

Conference Call Information

A conference call to discuss the preliminary first quarter fiscal year 2020 results is scheduled for June 18, 2020 at 8:30 a.m. ET. To participate in the conference call, please dial 1-877-451-6152 and passcode 13705343. A live webcast of the conference call will also be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 25, 2020. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13705343. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: risks arising from the COVID-19 pandemic, including the related impact on the Company’s liquidity, changes in commercial and consumer spending and economic conditions generally, the duration of government-mandated and voluntary shutdowns and the speed with which the Company’s boutiques can safely be reopened and its ecommerce and distribution facilities return to normal capacity and the level of customer demand following reopening; the Company’s ability to continue as a going concern; the Company’s ability to satisfy covenant requirements under its asset based revolving credit agreement and term loan credit agreement and make payments of principal and interest as they come due; the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its new Chief Executive Officer, the risk that the Company may not be able to identify suitably qualified and experienced candidates to add to its Board of Directors; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate its boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended February 2, 2020 filed with the Securities and Exchange Commission (“SEC”) on May 1, 2020 and any risk factors contained in subsequent quarterly, annual and other reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement. Additionally, the Company may not issue future press releases discussing guidance or financial results such as this one other than associated with routine quarterly and annual financial reporting.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A which is a non-GAAP financial measure. The Company believes this non-GAAP financial measure not only provides the Company’s management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, this non-GAAP financial measure allows investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s first quarter fiscal year 2020 SG&A on a comparable basis with the Company’s first quarter fiscal year 2019 SG&A. This non-GAAP measure should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today, francesca's® operates approximately 703 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
IR@francescas.com

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	May 2, 2020		May 4, 2019		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	22,084	50.5%	$41,824	48.0%	$(19,740)	(47)%
Jewelry	10,690	24.4%	23,878	27.4%	(13,188)	(55)%
Accessories	6,651	15.2%	13,640	15.7%	(6,989)	(51)%
Gifts	3,731	8.5%	7,843	9.0%	(4,112)	(52)%
Others(1)	597	1.4%	(60)	(0.1)%	657	1095%
Net sales	43,753	100.0%	$87,125	100.0%	$(43,372)	(50.0)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Boutique Count

	Thirteen Weeks Ended May 2, 2020	Fiscal Year Ended February 1, 2020	Thirteen Weeks Ended May 4, 2019
Number of boutiques open at the beginning of period	711	727	727
Boutiques opened	-	5	3
Boutiques closed	(8)	(21)	(8)
Number of boutiques open at the end of period	703	711	722

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended May 4, 2019
	GAAP	Professional Fees (1)	Severance Benefits and Other Payroll Costs (2)	Reversal of Stock-based Compensation (3)	Non GAAP
SG&A	39,994	(1,152)	(1,114)	271	37,999

(1)	Consists of consulting expenses associated with the Company’s review of strategic and financial alternatives as well as the implementation of the turnaround plan that commenced in January 2019.
(2)	Consists of severance benefits and other payroll costs associated with the turnaround plan.
(3)	Reversal of stock-based compensation associated with the departure of certain employees.